SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

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AMERICAN REPUBLIC REALTY FUND I

(Name of Registrant as Specified in Its Charter)

Everest Management, LLC

And

Everest Properties II, LLC

And

Millenium Management, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Everest Management, LLC

Everest Properties II, LLC

Millenium Management, LLC

199 S. Los Robles Avenue, Suite 200

Pasadena, CA 91101

January 18, 2007

Dear Fellow Limited Partner:

YOUR VOTE IS NEEDED! We are seeking your approval to remove Robert J. Werra as the general partner of American Republic Realty Fund I, and elect Millenium Management, LLC, a California limited liability company (“Millenium”), as the new general partner.

We strongly believe that the Partnership and its limited partners would be better off by replacing Mr. Werra as general partner, for the following reasons:

•

Mr. Werra has been overcharging the Partnership for the management and administration of the Partnership and its assets. Mr. Werra pays himself 5% annually to manage properties in the same cities where Everest currently pays 3%.

•	Mr. Werra did not fully market the Dallas property for sale. He received an unsolicited offer and accepted it.
•	Mr. Werra’s communication with limited partners is confusing and he refuses to commit to selling the Florida property.
•	Under Mr. Werra’s management, the Partnership has been unable to make regular distributions to limited partners and has lost a property to foreclosure.

Replacing Werra with Millenium is the best way for you to get the most money from the Partnership.

•	Millenium will substantially reduce property management and administration expenses.
•	Millenium will create liquidity for the limited partners within 6 months.
•	Millenium will pursue claims for repayment of excess fees against the current general partner, if warranted.
•	Millenium will waive the 3% real estate sales commission available to the current general partner.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED

BALLOT AND VOTE **FOR** MILLENIUM

If you have any questions, please do not hesitate to contact us toll free at (800) 611-4613, or at (626) 585-5920.

Millenium Management, LLC